Exhibit 5.1

September 26, 2025

Datavault AI Inc.

15268 NW Greenbrier Pkwy

Beaverton, Oregon 97006

Ladies and Gentlemen:

We have acted as counsel to Datavault AI, Inc., a Delaware corporation (the “Company”), in connection with the offering of (i) 15,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (“Common Stock”), at a per share purchase price (the “Per Share Purchase Price”) of $0.5378 and (ii) a pre-funded warrant (the “Pre-Funded Warrant”) to purchase a number of shares (the “Pre-Funded Warrant Shares”) of Common Stock such that the product obtained by multiplying (i) the sum of (a) the number of Shares plus (b) the number of Pre-Funded Warrant Shares by (ii) the Per Share Purchase Price equals $150,000,000, to be paid in the native currency of the Bitcoin blockchain.

The Securities are being sold pursuant to a prospectus supplement, dated September 26, 2025, and the accompanying base prospectus (together, the “Prospectus”) that form a part of the Company’s Registration Statement on Form S-3 (File No. 333-288538) (the “Registration Statement”), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on July 7, 2025, and declared effective by the Commission on July 9, 2025, in accordance with the Securities Purchase Agreement (the “Agreement”) dated as of September 25, 2025, by and between the Company and Scilex Holding Company (the “Purchaser”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company in connection with the issuance and sale of the Securities we have examined: (i) the Company’s certificate of incorporation, as amended (the “Charter”), and bylaws, both as currently in effect; (ii) certain resolutions of the board of directors or a committee thereof relating to the issuance and sale of the Securities; (iii) Agreement; (iv) the Pre-Funded Warrant; (v) the Prospectus and the Registration Statement; and (vi) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates, and instruments submitted to us as originals, and the conformity with the originals of all documents, certificates, and instruments submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof. We have further assumed that the required stockholder approval to amend the Charter to increase the authorized number of shares of Common Stock will be obtained prior to the issuance of any Pre-Funded Warrant Shares.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences, and equitable subordination; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law); and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that:

(a)            The Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Agreement and in accordance with and in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

(b)            The Pre-Funded Warrant has been duly authorized for issuance and, when issued and sold in accordance with the Agreement and in accordance with and in the manner described in the Registration Statement and the Prospectus, and duly executed and delivered by the Company to the Purchaser against payment therefor, will constitute a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms.

(c)            The Pre-Funded Warrant Shares have been duly authorized for issuance and, when issued and paid for and delivered by the Company and upon valid exercise of the Pre-Funded Warrant and against receipt of the exercise price therefor in accordance with the provisions of the Agreement and the Pre-Funded Warrant and in accordance with and in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, which forms a part of the Registration Statement and to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Securities Act or included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP